CONFIDENTIAL INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

This CONFIDENTIAL INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT (this *"**Agreement**")* is entered into on September 4, 2015 (the *"**Effective Date**"*) by and between TNI Biotech, Inc., a Florida corporation (*"**Assignor**"*), and Cytocom Inc., a Delaware corporation (*"**Assignee**"*). Assignor and Assignee may be referred to herein individually as *a "**Party**"* and collectively as the ***"Parties."***

RECITALS

Assignor owns certain Intellectual Property as defined below. Assignor wishes to transfer to Assignee its entire right, title and interest in such Intellectual Property and the rights, if any, to the causes of action to sue for infringement thereof, and any other legal rights entitled by the original owner(s) of the Intellectual Property under the law.

Assignee wishes to acquire such Intellectual Property.

In consideration for the mutual covenants contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as set forth herein.

AGREEMENT

1. DEFINITIONS

1.1 *"**Affiliate**"* means any entity Controlling, Controlled by, or under common Control with, a Party.

1.2 ***"Assignee Indemnified Parties"*** and ***"Assignor Indemnified Parties"*** shall have the meanings ascribed to such terms in Section 3.3.

1.3 *"**Assignee Assumed Liability**"* and *"**Assignor Retained Liability**"* shall have the meanings ascribed such terms in Section 3.3.

1.4 *"**Control**"* means the possession (directly or through one or more controlled intermediaries) of the power to direct or cause the direction of the management and policies of a legally recognizable entity, whether through the ownership of more than fifty percent (50%) of the voting shares or other voting interests, by contract, or otherwise.

1.5 ***"Indemnified Party"*** shall mean the Assignee in the case of the Assignee Indemnified Parties and the Assignor in the case of the Assignor Indemnified Parties, as applicable.

1.6 *"**Intellectual Property**"* means and includes all (a) Patents, (b) License Agreements, (c) Trademarks, (d) orphan drug designations, (e) Investigational New Drug Applications, (f) pre-clinical and clinical trial data and (g) other assets listed on Schedule A. Intellectual Property also includes all Know-how.

1.7 "***Know-how***" means the accumulation of skills, processes, and experience of a general nature pertaining to the Intellectual Property described in Sections 1.6(a) through (g), which is under the control of the Assignor or agents of Assignor as of the Effective Date (including information that retained in the unaided memories of Assignor's employees and agents), and which includes, but is not limited to, any and all technical information, formulas, specifications, trade secrets, test results, studies, analyses, raw material sources, preclinical and clinical data, manufacturing data, formulation or production technology and other information necessary or useful in the manufacture, sale, and/or use of the Licensed Products.

1.8 ***"License Agreements"*** means the PSRF License Agreement, the Smith License Agreement and the Young License Agreement.

1.9 "***Licensed Products***" means all products, which would otherwise infringe one or more claims of the Intellectual Property covered by this Agreement, if not otherwise licensed for use.

1.10 ***"Notice"*** shall have the meaning ascribed to such term in Section 7.5.

1.11 "***Patents***" means (a) patents and patent applications listed on Schedule A; (b) all reissues, reexaminations, continuations, continuations-in-part, divisionals and extensions of such patents, including any resulting patents issuing from any or all of the foregoing; and (c) foreign counterparts, if any, to any or all of the foregoing, including without limitation utility models, design patents, certificates of invention and equivalent rights worldwide.

1.12 ***"Plotnikoff Patents Transfer Agreement"*** means the Sale and Assignment of Patent and Transfer of Technology between Nicholas P. Plotnikoff, as seller, and Assignor, as buyer, dated March 4, 2012.

1.13 ***"Proceedings"*** shall have the meaning ascribed to such term in Section 5.1(c).

1.14 ***"PSRF License Agreement"*** means the Exclusive Patent License Agreement between The Penn State Research Foundation, as licensor, and Assignor, as licensee, dated January 18, 2014.

1.15 ***"PTO"*** shall have the meaning ascribed to such term in Section 5.1(a).

1.16 ***"Required Approvals"*** shall have the meaning ascribed to such term in Section 5.1(a).

1.17 ***"Smith License Agreement"*** means the Amended and Restated Exclusive Patent License Agreement between Jill Smith and LDN Research Group, LLC, as licensors, and Assignor, as licensee, dated September 24, 2014.

1.18 ***"Trademarks"*** means (a) trademarks and trademark applications listed on Schedule A; (b) all reissues, reexaminations, continuations, continuations-in-part, divisionals and extensions of such trademarks, including any resulting trademarks issuing from any or all of the foregoing; and (c) foreign counterparts, if any, to any or

all of the foregoing, and equivalent rights worldwide. (TNI is not assigning the trademarks accept any related to Cytocom)

1.19 ***"Young Assignment Agreement"*** means the Exclusive Patent License Agreement between Jacqueline Young, as licensor, and TNI Biotech, Inc., as licensee, dated August 13, 2012.

2. TRANSFER OF INTELLECTUAL PROPERTY

2.1 Intellectual Property Assignment. Effective upon the Effective Date, Assignor hereby contributes, assigns, transfers, conveys and agrees to deliver to Assignee all right, title and interest it has in and to the Intellectual Property and any part, component, aspect, element and right thereof, including without limitation, *[except as set forth in Section 4.1 of this Agreement]*[1] any and all legal rights of Assignor to sue for past, present and future infringement, to collect royalties under such Intellectual Property, to further develop and exploit such Intellectual Property, to prosecute all existing Intellectual Property worldwide, to apply for additional patents and trademarks worldwide and to have patents and trademarks issued in the name of Assignee. Effective upon the Effective Date, Assignor hereby contributes, assigns, transfers and conveys to Assignee all right, title and interest it has in and to all causes of action and enforcement rights it has, whether known, unknown, currently pending, filed, or otherwise, for the Intellectual Property, including without limitation all its rights to pursue damages, injunctive relief and other remedies for past, current and future infringement of the Intellectual Property.

2.2 Mandatory Laws. If and to the extent that, as a matter of law in any jurisdiction, ownership, title, or any rights or interest in or to any of the Intellectual Property cannot be assigned as provided in Section 2.1, (i) Assignor irrevocably agrees to assign and transfer, and hereby assigns and transfers to Assignee all rights (including, without limitation, all economic and commercialization rights) that can be assigned pursuant to Section 2.1 to the fullest extent permissible, and (ii) Assignor irrevocably agrees to grant, and hereby grants, Assignee an unlimited, exclusive, irrevocable, assignable, transferable, sublicenseable, worldwide, perpetual, royalty-free license to use, exploit and commercialize in any manner now known or in the future discovered and for whatever purpose, any rights to Intellectual Property that cannot be assigned as contemplated by Section 2.1.

3. DELIVERY AND PAYMENT

3.1 Further Assurances. The Parties hereto will each perform such acts, execute and deliver such information, instruments and documents, and do all such other things as may be reasonably necessary to accomplish the transactions contemplated in this Agreement, including, without limitation, providing or executing any affidavits, providing any testimony, and/or rendering any other assistance, as is necessary or useful for Assignee to secure and perfect sole and exclusive ownership of, and obtain

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registrations in the name of solely Assignee, for the Intellectual Property and/or any part thereof. In furtherance of the foregoing, Assignor and Assignee will execute Patent Assignments and Trademark Assignments substantially in the forms in Addendum A to evidence, record and perfect the transfer of the Patents and Trademarks assigned hereunder.

3.2 Delivery. Concurrently with the execution of this Agreement, Assignor shall execute and deliver to Assignee the executed originals of the Patent Assignments and Trademark Assignments along with all files and original documents owned or controlled by Assignor or its agents or attorneys regarding the Intellectual Property including, without limitation, any Patents; issued Trademarks; assignments for the Intellectual Property; documents and materials evidencing dates of invention; prosecution history files; evidence of use of the Trademarks; an electronic copy of an updated docket current as of the Effective Date; an executed letter from Assignee to FDA transferring each orphan drug designation and each Investigational New Drug Application to Assignor in the forms attached hereto as Addendums B and C; copies of complete regulatory files related to each orphan drug designation and each Investigational New Drug Application; copies of all preclinical and clinical data, including without limitation any raw data, study databases, reports, manuscripts and published literature; copies of any safety information regarding the use of naltrexone and methionine [Met5]-enkephalin collected by Assignor, including without limitation adverse event reports and related files, product complaints and related files, and any other data, reports, analyses or information in Assignee's possession or control relating to the safety of naltrexone and methionine [Met5]-enkephalin.

3.3 Assignor Retained Liabilities; Assignee Assumed Liabilities.

(a) Assignor Retained Liabilities. Notwithstanding the assignment of the License Agreements pursuant to this Agreement, Assignor retains the obligation to issue shares of Assignor's common stock to the licensors under the License Agreements. Notwithstanding the assignment of the Plotnikoff Patents Transfer Agreement, Assignor retains the obligation to maintain Dr. Nicholas Plotnikoff as a non-executive chairman of Assignor's board of directors. It is expressly understood and agreed that Assignee shall not be liable for and hereby disclaims any assumption of any of the retained obligations of the Assignor in the preceding two sentences, or any other obligations, third party claims or liabilities of Assignor and/or its Affiliates and/or of any third party of any kind or nature whatsoever arising from or in connection with any circumstances, causes of action, breach, violation, default or failure to perform with respect to the Intellectual Property prior to the Effective Date (each, an "Assignor Retained Liability") and Assignor hereby agrees to defend, indemnify and hold Assignee and its Affiliates, and their respective officers, directors, shareholders and employees (the "Assignee Indemnified Parties") harmless from, against and in respect of any and all losses, liabilities, damages, claims or expenses (including, without limitation, attorneys' fees) suffered or incurred, directly or indirectly in connection with an Assignor Retailed Liability and any obligation arising out of or relating to

Assignor's ownership or actions (or lack thereof) prior to the Effective Date relating to the Intellectual Property, in accordance with the indemnification procedures outlined in Section 6.2.

(b) Assignee Assumed Liabilities. Assignee shall assume the obligations to make milestone payments and pay royalties under the License Agreements and to pay royalties under the Plotnikoff Patents Transfer Agreement effective as of the Effective Date. It is expressly understood and agreed that Assignor shall not be liable for and hereby disclaims any assumption of any of the assumed obligations of the Assignee in the preceding sentence, or any other obligations, third party claims or liabilities of Assignee and/or its Affiliates and/or of any third party of any kind or nature whatsoever arising from or in connection with any circumstances, causes of action, breach, violation, default or failure to perform with respect to the Intellectual Property on or after the Effective Date (each, an "Assignee Assumed Liability") and Assignee hereby agrees to defend, indemnify and hold Assignor and its Affiliates, and their respective officers, directors, shareholders and employees (the "Assignor Indemnified Parties") harmless from, against and in respect of any and all losses, liabilities, damages, claims or expenses (including, without limitation, attorneys' fees) suffered or incurred, directly or indirectly in connection with an Assignee Assumed Liability and any obligation arising out of or relating to Assignee's ownership or actions (or lack thereof) relating to the Intellectual Property on or after the Effective Date, in accordance with the indemnification procedures outlined in Section 6.2. Assignor will be responsible for all milestone, license fee, patent fees until such time as Cytocom is funded.

(c) Assignee agree to pay $1,500,000 to assignor as part of the transfer or assignment of the patents in addition to outstanding payments owed to QS Pharma in connection with the formulating of LDN. Assignee agrees to increase the amount owed to Assignor if Assignor pay any of the assumed obligation in connection with the patents or licenses assigned hereunder.

3.4 Cooperation After Effective Date. Assignor further covenants and agrees that after the Effective Date, it will upon request, execute and deliver to Assignee any other reasonably requested documents and materials that Assignee reasonably believes are necessary for Assignee to perfect its title in the Intellectual Property.

3.5 Contribution to Capital. Assignor is making the assignment of such rights, title and interest in the Intellectual Property and the other obligations of Assignor as set forth in this Agreement as a capital contribution by way of contribution to surplus to Assignor's current common stock in Assignee.

3.6 Cooperation of Inventors. Assignor shall obtain written agreement from such inventors or other parties to execute any additional documentation or take any necessary additional action to effectuate this Agreement, including, but not limited to, those set forth in Section 3.1.

4. VETERINARY INDICATIONS LICENSE BACK

4.1 Assignee hereby licenses back to Assignor a perpetual, non-exclusive, royalty-free right and license to use the Patents for veterinary indications.

5. REPRESENTATIONS AND WARRANTIES

5.1 Assignor hereby represents and warrants to Assignee that:

(d) Authority. Assignor has the right and authority to enter into this Agreement and the Patent Assignments and Trademark Assignments, and to carry out its obligations hereunder, and requires no third party consent, order, approval of, and/or other authorization, registration, declaration or filing with, any governmental or regulatory authority, to enter into this Agreement and to carry out its obligations hereunder, including, without limitation, the assignment and delivery of the Intellectual Property to Assignee except for recordation of suitable assignment documents in the U.S. Patent & Trademark Office (the "PTO") and comparable foreign patent offices (the "Required Approvals").

(e) Title. Assignor has good and marketable title to the Intellectual Property, including without limitation all rights, title, and interest in the Intellectual Property and the right to sue for past, present and future infringement thereof. Assignor has obtained and properly recorded previously executed assignments for the Intellectual Property as necessary to fully perfect Assignor's rights and title therein in accordance with governing law and regulations in each respective jurisdiction. The Intellectual Property are free and clear of all liens, mortgages, security interests or other encumbrances (not including existing licenses and restrictions on transfer). Without limiting the foregoing, and except to the extent of milestone payments and royalty payments payable under the License Agreements and the Plotnikoff Patents Transfer Agreement assigned hereunder, there are no outstanding payments or other consideration due or owing with respect to the Intellectual Property.

(f) Proceedings. There are no (i) actions, suits, claims, hearings, arbitrations, proceedings (public or private) or governmental investigations against or affecting the Assignor, pending or threatened, against or by the Assignor (collectively, "Proceedings"), nor any Proceedings or investigations or reviews by any governmental authority against or affecting the Assignor, pending or threatened against or by the Assignor, relating to the Intellectual Property or which seek to enjoin or rescind the transactions contemplated by this Agreement or the Patent Assignments or the Trademark Assignments; or (ii) existing orders, judgments or decrees of any governmental authority naming the Assignor as an affected party in connection with Intellectual Property.

(g) Fees. All maintenance fees, annuities and the like due on the Intellectual Property and that are necessary in order to keep the Patents and the Trademarks in force as of the Effective Date have been timely paid by Assignor.

(h) Validity and Enforceability. None of the Intellectual Property has ever been found invalid or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding.

(i) No Other Intellectual Property. Assignor is not (i) the owner of any patents other than those set forth on Schedule A, (ii) party to any license agreements other than those set forth on Schedule A and Schedule B (Schedule B lists all license agreements which Assignor is not assigning to Assignee), (iii) the owner of any trademarks other than those set forth on Schedule A and Schedule B (Schedule B lists all trademarks which Assignor is not assigning to Assignee), (iv) the sponsor of any orphan drug designations other than those set forth on Schedule A, (v) the sponsor of any Investigational New Drug Applications other than those set forth on Schedule A or (vi) the owner of any clinical trial data other than that set forth on Schedule A and Schedule B (Schedule B sets forth all clinical trial data that Assignor is not transferring to Assignee). If Assignor is determined to own any other Intellectual Property other than that set forth on Schedules A and B, it shall assign such Intellectual Property, with Assignee's consent, upon such determination as an additional capital contribution with no further consideration from Assignee.

5.2 Assignee, to the best of its knowledge, hereby represents and warrants to Assignor that Assignee has the right and authority to enter into this Agreement and to carry out its obligations hereunder, and requires no third party consent, approval, and/or other authorization to enter into this Agreement and to carry out its obligations hereunder.

6. INDEMNIFICATION.

6.1 Assignor agrees to defend, indemnify and hold the Assignee Indemnified Parties harmless from, against and in respect of any and all losses, liabilities, damages, claims or expenses (including, without limitation, attorneys' fees) suffered or incurred, directly or indirectly by the Assignee Indemnified Parties by reason of, or resulting from the breach of any representation or warranty contained in Section 5.1 of this Agreement or from the failure to perform any covenant contained in this Agreement or in the Patent Assignments or the Trademark Assignments.

6.2 Whenever any claim arises for indemnification under this Agreement or an event which may result in a claim for such indemnification has occurred, the applicable Indemnified Parties will promptly notify the other Party of the claim and, when known, the facts constituting the basis for such claim. The Party responsible for the indemnification (hereinafter referred to as the "indemnifying Party")shall have the obligation to dispute and defend all such third party claims and thereafter so defend and pay any adverse final

judgment or award or settlement amount in regard thereto. Such defense shall be controlled by the indemnifying Party, and the cost of such defense shall be borne by the indemnifying Party, provided that the applicable Indemnified Parties shall have the right to participate in such defense at their own expense, unless such Indemnified Parties require their own attorney due to a conflict of interests, in which case, the expense thereof will be borne by the indemnifying Party. The applicable Indemnified Parties shall cooperate in all reasonable respects in the investigation, trial and defense of any such claim at the cost of the indemnifying Party. If the indemnifying Party fails to take action within thirty (30) days of notice, then the applicable Indemnified Parties shall have the right to pay, compromise or defend any third party claim, such costs to be borne by the indemnifying Party. The applicable Indemnified Parties shall also have the right and upon delivery of ten
(10) days advance written notice to such effect to the indemnifying Party, exercisable in good faith, to take such action as may be reasonably necessary to avoid a default prior to the assumption of the defense of the third party claim by the indemnifying Party, and any expenses incurred by the applicable Indemnified Parties so acting shall be paid by the indemnifying Party. The indemnifying Party will not settle or compromise any third party claim without the prior written consent of the applicable Indemnified Parties, which consent shall not be unreasonably withheld.

7. MISCELLANEOUS

7.1 Applicable Law. The validity, construction, and performance of this Agreement shall be governed by and construed first in accordance with the federal laws of the United States to the extent federal subject matter jurisdiction exists, and second in accordance with the laws of the State of Delaware, exclusive of its choice of law rules. With respect to all civil actions or other legal or equitable proceedings directly arising between the Parties or any of their Affiliates under this Agreement, the Parties consent to exclusive jurisdiction and venue in the United States District Court for the District of Delaware unless no federal jurisdiction exists, in which case the Parties consent to exclusive jurisdiction and venue in Wilmington, Delaware.

7.2 Compliance with Laws. Notwithstanding anything contained in this Agreement to the contrary, the obligations of the Parties shall be subject to all laws, present and future, of any government having jurisdiction over the Parties and this transaction, and to orders, regulations, directions or requests of any such government.

7.3 Confidentiality of Terms. The mere existence of this Agreement (including, without limitation, the title of this Agreement. the identification of the Parties, and that the Intellectual Property was assigned hereunder by Assignor to Assignee) is not confidential. Also, the Parties may disclose and file Schedule A with the United States Patent and Trademark Office. However, the specific terms of this Agreement are confidential and shall not be disclosed except: (a) as may be required by applicable law; (b) as may be required by judicial or governmental order (provided that the disclosing Party gives the other Parties reasonable notice to enable it to seek a protective order, or obtains written assurance that the Agreement will receive the highest level of applicable protection); (c)

by written consent of the other Parties; (d) to any third party proposing to enter into a business transaction with a Party, but only to the extent reasonably necessary for carrying out the proposed transaction and only under terms of a written confidentiality agreement that limits the disclosure of this Agreement to personnel necessary to carry out the proposed transaction; and (e) as may be required or advisable for either Party pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

7.4 Entire Agreement. The terms and conditions of this Agreement, including Schedule A, and the Separation Agreement between the Parties *[on even date herewith]*, constitute the entire agreement between the Parties with respect to the subject matter hereof, and merges and supersedes all prior and contemporaneous oral agreements, understandings, negotiations and discussions. None of the Parties shall be bound by any conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof other than as expressly provided herein. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No amendments or modifications shall be effective unless in writing signed by authorized representatives of all of the Parties. These terms and conditions will prevail notwithstanding any different, conflicting or additional terms and conditions which may appear on any assign order, acknowledgment or other writing not expressly incorporated into this Agreement. This Agreement may be executed in two
(2) or more counterparts, all of which, taken together, shall be regarded as one and the same instrument.

7.5 Notices. All notices and other communications hereunder (each, a "Notice") shall be in writing and sent (a) personally; (b) by certified mail, postage prepaid, return receipt requested; (c) by recognized overnight courier service, charges prepaid; or (d) by facsimile. A Notice will be deemed received: (i) if delivered personally, on the date of delivery; (ii) if mailed, five (5) days after deposit in the United States mail; (iii) if sent via courier, one (1) business day after deposit with the courier service; or (iv) if sent via facsimile, upon receipt of confirmation of transmission provided that a confirming copy of such Notice is sent by certified mail, postage prepaid, return receipt requested. Each Notice shall be sent as follows:

If to Assignee	If to Assignor
Cytocom Inc.	TNI Biotech, Inc.
One North Broadway	*37 North Orange Ave*
White Plains NY 10601	*Suite 607*
	Orlando Florida 32801
Attention: Christopher Pearce	Attention: Noreen Griffin
Facsimile: [______]	Facsimile: 866-514-8807
Telephone: 561-542-7021	Telephone: 321 246 8806

7.6 Severability. The terms and conditions stated herein are declared to be severable. If any paragraph, provision, or clause in this Agreement shall be found or be held to be invalid or unenforceable in any jurisdiction in which this Agreement is being

performed, the remainder of this Agreement shall be valid and enforceable and the Parties shall use good faith to negotiate a substitute, valid and enforceable provision which most nearly effects the Parties' intent in entering into this Agreement.

7.7 Waiver. Failure by any Party to enforce any term of this Agreement shall not be deemed a waiver of future enforcement of that or any other term in this Agreement.

7.8 Assignment of Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon any successors, assigns and other legal representatives of the Parties.

7.9 No Third Party Beneficiaries. This Agreement is for the exclusive benefit of the Parties and is not intended to confer upon any other person any rights or remedies hereunder.

7.10 Signatures. The Parties agree that a copy of an original signature (including an electronic copy) may be used for any and all purposes for which the original signature may have been used. The Parties further waive any right to challenge the admissibility or authenticity of this document in a court of law based solely on the absence of an original signature. This Agreement may be executed in several counterparts, all of which taken together will constitute the same instrument.

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IN WITNESS HEREOF, each Party has caused this Agreement to be executed by its duly authorized representative as of the date first written above.

TNI BioTech, Inc. (Assignor)

By: ____________________
Name: Noreen Griffin
Title: Chief Executive Officer

Cytocom Inc. (Assignee)

By: ____________________
Name: Christopher Pearce
Title: Chief Executive Officer

Schedule A

Intellectual Property To Be Assigned by Assignor to Assignee

Patents and patent applications

The Plotnikoff Patents Transfer Agreement and following patents:

Number	**Title**	**Original Inventor**
U.S. patent No. 8,633,150	Methods for inducing sustained immune response	Nicholas Plotnikoff
German patent No. DE60216458	Methods for inducing sustained immune response	Nicholas Plotnikoff
German patent No. 1401474	Methods for inducing sustained immune response	Nicholas Plotnikoff
French patent No. 1401474	Methods for inducing sustained immune response	Nicholas Plotnikoff
United Kingdom patent No. 1401474	Methods for inducing sustained immune response	Nicholas Plotnikoff
Ireland patent No. 1401474	Methods for inducing sustained immune response	Nicholas Plotnikoff
Australian application No. AU2002031622	Methods for inducing sustained immune response	*Nicholas Plotnikoff*

Licenses

- Smith License Agreement.
- PSRF License Agreement.
- Young License Agreement.

Trademarks

Country	**Trademark**	**Case Type**	**Status**	**Number**	**File Date**
European Community	LDN	ORD	Abandoned	012502969	15 January 2014
USA	LDN	ORD	Abandoned	86/010,563	15 July 2013
International Registration Madrid Protocol Only	LDN	Ord	Unfiled		
USA	M.E.N.K.	ORD	Pending	86/037,340	14 August 2013
USA	MENK OGF	ORD	Abandoned	86,037,356	14 August 2013
USA	AVATREXONE	ORD	Published	86/046,796	23 August 2013
USA	EVATREXONE	ORD	Published	86/046,804	23 August 2013

Orphan Drug Designations

- Naltrexone for treatment of Crohn's disease in pediatric patients, designated on January 19, 2010, number 09-2969, originally sponsored by Jill P. Smith, M.D. and the National Institutes of Health, NIDDKD.

- [met5]-enkephalin, trade name opioid growth factor, for treatment of pancreatic cancer, designated on January 24, 2013, number 12-3883, originally sponsored by Jill P. Smith, M.D. and the National Institutes of Health, NIDDKD.

Investigational New Drug Applications

- Investigational New Drug Application Number 67442 of naltrexone HCL, originally sponsored by Jill P. Smith, M.D.

- Investigational New Drug Application Number 50987 of met-enkephalin, originally sponsored by Jill P. Smith, M.D.

- Investigational New Drug Application Number 34442 of met-enkephalin, originally sponsored by *Dr. Nicholas Plotnikoff*

Clinical Trial Data

- Open-labeled pilot clinical study, in 17 adults, patients with moderate to severe, active Crohn's disease treated with LDN orally at a dose of 4.5 mg daily for 12 weeks.

- Double-blind randomized placebo-controlled Phase 2 study in 40 adults with moderate to severe, active Crohn's disease.

- Phase 2 randomized placebo-controlled study (0.1 mg/kg LDN administered orally once daily) in 12 children with moderate to severe, active Crohn's disease.

- A double blind placebo controlled study 3 mg orally once daily in 38 patients with HIV

- A open label 158 study 3 mg orally once daily in 158 patients with HIV

- A double blind multi-center trial to evaluate the safety and efficacy of 178 patients with HIV/AIDS and 12 Cancer patients

- A single blind placebo trail with 46 ARC patients led by Dr. Bernard Bihari and Nicholas Plotnikoff no significant toxicity was observed in any of the patient.

- A phase II open-labeled clinical trial, 24 subjects who failed standard chemotherapy for advanced pancreatic cancer were treated weekly with OGF 250 μg/kg intravenously

- A phase I open-labeled clinical trial, 14 subjects who failed standard chemotherapy for advanced pancreatic cancer were treated weekly with OGF 250 μg/kg intravenously

Schedule B

Intellectual Property Not To Be Assigned By Assignor To Assignee

Patents and patent applications

The following patents:

Number	Title	Original Inventor
Russian patent No. 2313364	Methods for inducing sustained immune response	Nicholas Plotnikoff
Chinese application No. CN20081165784	Methods for inducing sustained immune response	Fengping Shan
Chinese patent No. CN101513407[2]	Met-enkephalin for treating leukemia and other blood	Fengping Shan & Nicholas Plotnikoff
Chinese patent No. 1006-2858 CN 21-1349/R[3]	Methods for inducing sustained immune response	Fengping Shan
India patent No. 220265	Methods for inducing sustained immune response	Nicholas Plotnikoff

Licenses

- Patent License Agreement between TNI Biotech, Inc. and Professor Fengping Shan, dated May 2013, with respect to the following Chinese patents:

  (i) No. 200710158742.7, Met-enkephalin for treating leukemia and other blood cancers;

  (ii) No. 200710051586.4, Met-enkephalin for preparation of human and animal vaccines;

  (iii) No. 200610046249.1, a nasal spray formulation containing Met-enkephalin;

  (iv) No. 201210290150.1, low dose naltrexone, combined with Met-enkephalin, in preparation of anticancer drugs (pending);

  (v) No. 201210302259.2, low dose naltrexone, combined with Met-enkephalin, in preparation of leukophoresis for anticancer (pending);

  (vi) No. 200810228095.5, compound met-enkephalin as a drug for colon cancer and pancreatic cancer;

  (vii) No. 200910011030.1, naltrexone as well as [anolougues] [analogues?] being anticancer drugs; and

  (viii) any other intellectual property developed by Professor Shan.

[2] Included in original patent assignment whether all the Chinese references are to one patent or three.

[3] Included in original patent assignment whether all the Chinese references are to one patent or three.

Trademarks

Country	Trademark	Case Type	Status	Number	File Date
Cameroon	LODONAL	ORD	Inactive		
Gabon	LODONAL	ORD	Inactive		
Ghana	LODONAL	ORD	Pending		07-Jan-14
Equatorial Guinea	LODONAL	ORD	Inactive		
Kenya	LODONAL	ORD	Pending	KE/T/2014/081257	09-Jan-14
Malawi	LODONAL	ORD	Pending	MW/TM/2014/00020	08-Jan-14
Niger	LODONAL	ORD	Inactive		
Nigeria	LODONAL	ORD	Pending	F/TM/2013/007734	05-Aug-13
Nicaragua	LODONAL	ORD	Unfiled		
African Union Territories (OAPI)	LODONAL	ORD	Pending		10-Jan-14
Senegal	LODONAL	ORD	Inactive		
Tanganyika	LODONAL	ORD	Pending		08-Jan-14
Tanzania, United Republic of	LODONAL	ORD	Pending	TZ/T/2014/041	08-Jan-14
South Africa	LODONAL	ORD	Pending	2014-00303	07-Jan-14
Nigeria	TNI BIOTECH	ORD	Pending	F/TM/2013/007735	05-Aug-13
Nicaragua	TNI BIOTECH	ORD	Unfiled		
United States of America	TNI BIOTECH	ORD	Pending	86/009,268	12-Jul-13

Clinical Trial

TNI BioTech will have unfettered use of all clinical data now and any data collected in the future